CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Baron ETF Trust of our report dated February 26, 2025, relating to the financial statements and financial highlights of Baron FinTech Fund and Baron Technology Fund (two of the series constituting Baron Select Funds), which appears in Baron Select Funds’ Certified Shareholder Report on Form N-CSR for the year ended December 31, 2024. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Experts”, “Form of Agreement and Plan of Reorganization” and “Additional Information about the Funds” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

New York, New York

August 28, 2025